Exhibit 99.1

Contact:

Frank Karbe

Chief Financial Officer

Exelixis, Inc.

650 837 7565

fkarbe@exelixis.com

Charles Butler

Director

Corporate Communications

Exelixis, Inc.

650 837 7277

cbutler@exelixis.com

EXELIXIS ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

SOUTH SAN FRANCISCO, Calif. – October 5, 2006 — Exelixis, Inc. (Nasdaq: EXEL) announced today the pricing of an underwritten public offering of 10 million shares of newly issued common stock at a price to the public of $8.40 per share, before underwriting discounts and commissions.

Exelixis expects the net proceeds from the offering to be approximately $78.7 million. Exelixis intends to use the net proceeds to fund the continued clinical development of its product candidates as well as for working capital and general corporate purposes.

Goldman, Sachs & Co. is acting as the sole book-running manager for the offering. Cowen and Company, LLC is acting as the joint lead manager, and Banc of America Securities LLC and Piper Jaffray & Co. are acting as co-managers for the offering. Exelixis also granted the underwriters a 30-day option to purchase up to an additional 1.5 million shares of common stock. All of the shares in the offering are being sold by Exelixis.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. The offering may be made only by means of a prospectus supplement and the accompanying prospectus. Copies of the final prospectus supplement and the accompanying prospectus may be obtained by sending a request to Goldman, Sachs & Co., Attn: Prospectus Department, 85 Broad Street, New York, New York 10004, Fax: 212-902-9316 or Email at prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Exelixis

Exelixis, Inc. is a biotechnology company dedicated to the discovery and development of novel therapeutics that will potentially enhance the care and lives of patients with cancer and other serious diseases.